EdR ANNOUNCES FOURTH QUARTER 2014 RESULTS
- Full Year Core FFO per Share Growth of 13% -

MEMPHIS, TN, February 23, 2015 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter and year ended December 31, 2014.

Company Highlights

•	Core funds from operations (“Core FFO”) increased 23% for the fourth quarter and 27% for the full year, with Core FFO per share/unit for the full year growing 13% to $1.86;

•	Total community net operating income ("NOI") grew 28% for the fourth quarter and 30% for the full year;

•	Same-community NOI increased 4.4% for the fourth quarter and 3.7% for the full year;

•
Preleasing for the 2015-2016 lease term is 130 basis points ahead of last year with the same-community portfolio 55.0% preleased. The same-community portfolio is projected to obtain a 2.5% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3.0% and occupancies consistent with the prior year;

•
Entered into agreements for a 350-bed second phase at The Retreat at Oxford, the Company's cottage-style community serving the University of Mississippi. The development is expected to be delivered summer of 2016 for a total cost of approximately $25.6 million;

•
Awarded four new ONE Plan, on-campus developments for around 2,000 beds at an estimated investment of $150 million. These developments, at Boise State University, Arkansas State University and two at the University of Kentucky, are anticipated to be delivered in summer of 2017. The two University of Kentucky developments are a continuation of the multi-year campus housing revitalization plan that began in 2013;

•	Awarded a third-party development consulting project for the redevelopment of historic Bowles Hall at the University of California, Berkeley. The project is targeted for a summer 2016 opening;

•	Completed the sale of two communities with an average age of 17 years, serving Georgia Southern University and Ohio State University, for an aggregate price of $35.8 million;

•	Achieved investment grade ratings from Moody's and S&P in November 2014 and issued $250 million of 10-year senior unsecured notes with a fixed rate of 4.6%.

"2014 was a strong and active year for EdR," stated Randy Churchey, EdR's chairman and chief executive officer. "Operationally we delivered another year of industry leading leasing results and produced solid NOI growth in our same-community portfolio. We improved the quality of our portfolio with select asset recycling and the addition of $394 million in new assets, growing our assets by 13%. We obtained investment grade ratings and further strengthened our capital structure and balance sheet metrics, positioning the Company to take advantage of additional growth opportunities to drive future shareholder value."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $22.4 million, or $0.47, per diluted share, compared to net income of $1.6 million, or $0.04, per diluted share, for the prior year. The $20.8 million increase in net income attributable to common shareholders relates primarily to the following:

•	$5.0 million impairment loss in 2013,

•	$13.9 million in gains on disposal of assets in 2014,

•	$2.7 million loss on extinguishment of debt in 2014,

•	$8.5 million increase in community NOI,

•	$1.5 million increase in depreciation,

•	$2.3 million increase in general and administrative expense,

Core Funds From Operations

Core FFO for the quarter was $28.9 million, as compared to $23.5 million in the prior year, an increase of 23.1%. The improvement in Core FFO mainly reflects an increase in operating profits from new communities offset by higher G&A costs and interest expense in 2014. Core FFO per share/unit for the quarter decreased 1.6% to $0.60 as a result of dilution from the June 2014 follow-on equity offering, which resulted in a reduction of the Company's financial leverage.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $21.5 million for the quarter, an increase of 4.4%, or $0.9 million, from the prior year. Same-community revenue was up 2.9% as compared to the prior year with a 1.9% increase in rental rates and a 1.0% improvement in occupancy while other income was in-line with the prior year. Same-community operating expenses increased 0.6%, or $0.1 million for the quarter, with a 5.3% increase in direct expenses mostly offset by a year over year decline in real estate taxes. For the year, same-community operating expenses grew 2.6% compared to original guidance of 3%-4%, mainly due to a controlled 2.1% increase in direct expenses.

2015-2016 Preleasing

The same-community portfolio is currently 130 basis points ahead of prior year with 55.0% of the beds preleased for the fall. Based on current leasing velocity and market conditions, we expect fall occupancy for the same-community portfolio to be consistent with the prior year and rates to be up 3.0%. Combined we anticipate rent growth for the 2015-2016 lease term ranging from 2.5% to 3.5%.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky ("UK") Campus Housing Revitalization Plan

The UK campus housing revitalization plan is proceeding as planned with 2,982 beds of new housing delivered to date. All of these beds were delivered on time and all communities opened the 2014-2015 lease term 100% leased. Construction is proceeding as expected on the 2015 and 2016 deliveries, which include 1,610 beds for a total cost of $101.2 million, and 1,141 beds for a total cost of $83.9 million, respectively. Although the assignment process does not occur until May, the 4,592 beds that will be open for the 2015-2016 academic year are currently 90% applied for this fall.

Investment Activity

Construction is on schedule for the 2015 developments at the Universities of Georgia, Connecticut and Louisville, with leasing well underway.

The Company entered into agreements for a second phase development at the Retreat at Oxford, a cottage-style community serving the University of Mississippi. The 350-bed second phase, which is expected to be delivered in 2016, has a total cost of approximately $25.6 million. The initial phase, which includes 668-beds, has been in high demand since its delivery in 2013 and opened the 2014-2015 lease term 100% occupied.

The Company was recently awarded four new on-campus developments that are currently expected to be funded through the Company's ONE Plan. These developments, at Boise State University, Arkansas State University and two at the University of Kentucky, are anticipated to be delivered in 2017, for an estimated total investment of $150 million. The initiation and completion of these awarded developments are contingent upon execution of final transactional documents.
Total announced development deliveries for 2015, 2016 and 2017 of approximately $467 million will increase collegiate housing assets by 26% from year end 2014.
"We are excited about the recent ONE Plan awards and the volume of activity for on-campus developments," stated Tom Trubiana, EdR's president and chief investment officer. "Our team is involved in a significant amount of opportunities and we are working hard to turn potential deals into accretive developments, including the possibility of adding to our current 2016 deliveries."

In November and December of 2014, the Company completed the sale of two communities at Georgia Southern University and Ohio State University for a total of $35.8 million at an estimated cap rate of 5.76%. The assets were 21 years and 14 years old, respectively, and in markets which we believe have unfavorable market conditions for long-term growth. The proceeds were used to pay down the balance on the revolving credit facility. In total, for the year, the Company sold seven communities for gross proceeds of $134.6 million at a weighted average cap rate of 6.2%.

Capital Structure

At December 31, 2014, the Company had cash and cash equivalents totaling $18.4 million and availability on its unsecured revolving credit facility of $476 million. The Company's debt to gross assets was 35.1%, its net debt to EBITDA - adjusted was 4.9x, and its interest coverage ratio was 5.0x.

In the fourth quarter the Company obtained investment grade ratings from both Moody's and S&P, and in November 2014, issued its inaugural senior unsecured debt offering of $250.0 million. The 10-year notes bear a fixed rate of 4.6%. The proceeds were used to retire $66 million of community level secured debt that carried an interest rate of 6.0% with the remaining used to pay down the balance on its revolving credit facility.

"The Company successfully executed several significant capital transactions in 2014 that were consistent with our strategy to maintain an appropriately capitalized balance sheet with low levels of secured debt, low exposure to variable rate debt and well laddered maturities," stated Bill Brewer, EdR's executive vice president and chief financial officer. "These 2014 capital transactions resulted in an improvement of financial leverage from 45% to 35% (debt to gross assets), a reduction in variable rate debt from 46% of total debt to 19%, an extension of the weighted average maturity of debt from 3.5 years to almost 6 years. All of which position our balance sheet to fund future growth."

During the fourth quarter, the Company sold 0.5 million shares of common stock under its ATM program at an average price of $34.97, raising net proceeds of $18.1 million. The proceeds were used to pay down the revolving credit facility and fund our development pipeline.

Earnings Guidance and Outlook

Based upon the Company's current estimates, management reaffirms its Core FFO per share/unit guidance, provided on January 22, 2015, of $1.74 to $1.82, for the year ending December 31, 2015. This guidance does not include the impact of any new unannounced third-party development or management contracts, acquisitions, dispositions, ONE PlanSM developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, February 23, 2015.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, February 23, 2015 through midnight Eastern Time on Monday, March 9, 2015.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13598874.  The archive of the webcast will be available on the company's Web site for a limited time.

About EdR

One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 73 communities with more than 40,000 beds serving 53 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the company's Web site at www.EdRtrust.com.

Contact:

Brad Cohen
ICR, LLC
(203) 682-8211
bcohen@icrinc.com

Bill Brewer
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets and gain on insurance settlement; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
Collegiate housing properties, net	$1,586,009	$1,388,885
Assets under development	120,702	116,787
Cash and cash equivalents	18,385	22,073
Restricted cash	10,342	12,253
Other assets	76,199	70,567

Total assets	$1,811,637	$1,610,565

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$249,637	$422,681
Unsecured revolving credit facility	24,000	356,900
Unsecured term loan	187,500	—
Unsecured senior notes	250,000	—
Accounts payable and accrued expenses	76,869	67,646
Deferred revenue	17,301	23,498
Total liabilities	805,307	870,725

Commitments and contingencies	—	—

Redeemable noncontrolling interests	14,512	9,871

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 47,999,427 and 38,246,718 shares issued and outstanding as of December 31, 2014 and 2013, respectively	480	383

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,034,683	814,305
Accumulated deficit	(41,909)	(88,964)
Accumulated other comprehensive loss	(4,465)	—
Total EdR stockholders’ equity	988,789	725,724
Noncontrolling interests	3,029	4,245
Total equity	991,818	729,969

Total liabilities and equity	$1,811,637	$1,610,565

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$61,645	$51,139
Third-party development consulting services	1,541	999
Third-party management services	1,103	987
Operating expense reimbursements	2,215	2,073
Total revenues	66,504	55,198

Operating expenses:
Collegiate housing leasing operations	22,586	20,574
Development and management services	2,725	1,253
General and administrative	2,593	1,737
Development pursuit, acquisition costs and severance	—	248
Depreciation and amortization	16,045	14,551
Ground lease expense	2,826	1,991
Reimbursable operating expenses	2,215	2,073
Total operating expenses	48,990	42,427

Operating income	17,514	12,771

Nonoperating (income) expenses:
Interest expense	5,580	5,049
Amortization of deferred financing costs	623	490
Interest and other nonoperating income	(38)	(75)
Loss on extinguishment of debt	2,651	—
Total nonoperating expenses	8,816	5,464

Income before equity in losses of unconsolidated entities, income taxes, discontinued operations and gain on sale of collegiate housing properties	8,698	7,307

Equity in losses of unconsolidated entities	(340)	(101)
Income before income taxes, discontinued operations and gain on sale of collegiate housing properties	8,358	7,206
Less: Income tax expense (benefit)	(337)	471
Income from continuing operations	8,695	6,735
Loss from discontinued operations	—	(4,790)
Income before gain on sale of collegiate housing properties	8,695	1,945
Gain on sale of collegiate housing properties	13,908	—
Net income	22,603	1,945
Less: Net income attributable to the noncontrolling interests	206	302
Net income attributable to Education Realty Trust, Inc.	$22,397	$1,643

Other comprehensive loss:
Loss on cash flow hedging derivatives	(2,051)	—
Comprehensive income	$20,346	$1,643

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$0.47	$0.04

Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$0.47	$0.04

Weighted average share of common stock outstanding – basic	47,658	38,273

Weighted average share of common stock outstanding – diluted	48,002	38,619

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Year ended December 31,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$206,322	$167,476
Third-party development consulting services	6,805	2,989
Third-party management services	3,959	3,697
Operating expense reimbursements	8,707	10,214
Total revenues	225,793	184,376

Operating expenses:
Collegiate housing leasing operations	92,649	79,957
Development and management services	9,685	6,477
General and administrative	8,745	7,081
Development pursuit, acquisition costs and severance	1,372	597
Depreciation and amortization	58,974	48,098
Ground lease expense	8,988	7,622
Loss on impairment of collegiate housing properties	12,733	—
Reimbursable operating expenses	8,707	10,214
Total operating expenses	201,853	160,046

Operating income	23,940	24,330

Nonoperating (income) expenses:
Interest expense	20,656	17,526
Amortization of deferred financing costs	2,156	1,758
Interest and other nonoperating income	(190)	(447)
Guarantee fee income from participating development	(3,000)	—
Interest on loan to participating development	(6,486)	—
Gain on insurance settlement	(8,133)	—
Loss on extinguishment of debt	3,543	—
Total nonoperating expenses	8,546	18,837

Income before equity in losses of unconsolidated entities, income taxes, discontinued operations and gain on sale of collegiate housing properties	15,394	5,493

Equity in losses of unconsolidated entities	(710)	(203)
Income before income taxes, discontinued operations and gain on sale of collegiate housing properties	14,684	5,290
Less: Income tax expense	261	203
Income from continuing operations	14,423	5,087
Loss from discontinued operations	—	(456)
Income before gain on sale of collegiate housing properties	14,423	4,631
Gain on sale of collegiate housing properties	33,231	—
Net income	47,654	4,631
Less: Net income attributable to the noncontrolling interests	599	308
Net income attributable to Education Realty Trust, Inc.	$47,055	$4,323

Other comprehensive loss:
Loss on cash flow hedging derivatives	$(4,465)	$—
Comprehensive income	$42,590	$4,323

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$1.10	$0.11
Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$1.09	$0.11

Weighted average share of common stock outstanding – basic	42,934	38,144
Weighted average share of common stock outstanding – diluted	43,277	38,490

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Net income attributable to EdR	$22,397	$1,643	$47,055	$4,323

Gain on sale of collegiate housing assets (1)	(13,908)	(18)	(33,231)	(3,913)
Gain on insurance settlement	—	—	(8,133)	—
Impairment losses (1)	—	5,001	12,733	5,001
Real estate related depreciation and amortization	15,690	14,737	58,055	49,316
Equity portion of real estate depreciation and amortization on equity investees	557	52	701	196
Noncontrolling interests	289	250	538	249
Funds from operations ("FFO")	$25,025	$21,665	$77,718	$55,172

FFO adjustments:
Loss on extinguishment of debt	2,651	—	3,543	—
Acquisition costs	—	113	1,058	393
Severance costs, net of tax	—	—	314	—
Straight-line adjustment for ground leases (2)	1,202	1,230	4,835	5,255
FFO adjustments	3,853	1,343	9,750	5,648

FFO on Participating Developments: (3)
Interest on loan to Participating Development	—	460	(5,581)	1,825
Development fees on Participating Development, net of costs and tax	—	—	(1,548)	454
FFO on Participating Developments	—	460	(7,129)	2,279

Core funds from operations ("Core FFO")	$28,878	$23,468	$80,339	$63,099

FFO per weighted average share/unit (4)	$0.52	$0.56	$1.80	$1.43

Core FFO per weighted average share/unit (4)	$0.60	$0.61	$1.86	$1.64

Weighted average shares/units (4)	48,002	38,619	43,279	38,490

(1) All of the 2013 amounts are included in discontinued operations on the face of our statement of comprehensive income on pages 9-11.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments in 2013 represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan. In 2014, all previously deferred amounts were recognized in net income as our mezzanine investment was repaid in full.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2015 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except share and per share data)
(Unaudited)

	Year ending December 31, 2015
	Low End	High End

Net income attributable to EdR	$12,000	$16,000

Real estate related depreciation and amortization	65,300	65,300
Equity portion of real estate depreciation and amortization on equity investees	1,920	1,920
Noncontrolling interests	60	60
FFO	$79,280	$83,280
FFO adjustments:
Straight-line adjustment for ground leases(1)	4,800	4,800
FFO adjustments	4,800	4,800

Core FFO	$84,080	$88,080

FFO per weighted average share/unit(2)	$1.64	$1.72

Core FFO per weighted average share/unit(2)	$1.74	$1.82

Weighted average shares/units(2)	48,365	48,365

Notes:
(1) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months and year ended December 31, 2014 and 2013 (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Operating income	$17,514	$12,771	$23,940	$24,330
Less: Third-party development services revenue	1,541	999	6,805	2,989
Less: Third-party management services revenue	1,103	987	3,959	3,697
Plus: Development and management services expenses	2,725	1,253	9,685	6,477
Plus: General and administrative expenses	2,593	1,985	10,117	7,678
Plus: Ground leases	2,826	1,991	8,988	7,622
Plus: Impairment loss on collegiate housing properties	—	—	12,733	—
Plus: Depreciation and amortization	16,045	14,551	58,974	48,098
NOI	$39,059	$30,565	$113,673	$87,519

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the years ended December 31, 2014 and 2013 (in thousands):

	Year ended December 31,
	2014	2013
Net income attributable to common shareholders	$47,055	$4,323
Straight line adjustment for ground leases	4,835	5,255
Acquisition costs	1,058	393
Depreciation and amortization	58,974	48,098
Depreciation and amortization - discontinued operations	—	1,767
Loss on impairment of collegiate housing assets	12,733	5,001
Gain on sale of collegiate housing assets	(33,231)	(3,913)
Gain on insurance settlement	(8,133)	—
Interest expense	20,656	17,526
Amortization of deferred financing costs	2,156	1,758
Interest income	(190)	(447)
Interest on loan to participating development	(6,486)	—
Loss on extinguishment of debt	3,543	—
Income tax expense	261	203
Noncontrolling interests	599	308
Adjusted EBITDA	$103,830	$80,272
Annualize acquisitions, developments and dispositions (1)	13,446	15,485
Pro Forma Adjusted EBITDA	$117,276	$95,757

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.